     As filed with the Securities and Exchange Commission on October 24, 1997
                                                           Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                          AVERY DENNISON CORPORATION
            (Exact name of registrant as specified in its charter)


               Delaware                               95-1492269
     (State or other jurisdiction of              (I.R.S. Employer
     incorporation or organization)              Identification No.)


                       150 North Orange Grove Boulevard
                          Pasadena, California 91103
                                (626) 304-2000
                   (Address of Principal Executive Offices)

                                  __________

                          AVERY DENNISON CORPORATION
                           CAPITAL ACCUMULATION PLAN

                                  __________


                                                       Copy to:

     ROBERT G. VAN SCHOONENBERG, ESQ.             LINDA H. EDWARDS, ESQ.
          Senior Vice President                     Latham & Watkins
          and General Counsel                      633 West Fifth Street
       Avery Dennison Corporation                       Suite 4000
     150 North Orange Grove Boulevard          Los Angeles, California 90071
     Pasadena, California 91103                         (213) 485-1234
          (626) 304-2000
 (Name, Address, Including Zip Code, and
  Telephone Number, Including Area Code,
          of Agent for Service)


                        CALCULATION OF REGISTRATION FEE
==================================================================================================
                                                                        PROPOSED
                                                      PROPOSED         MAXIMUM
                                          AMOUNT      MAXIMUM          AGGREGATE     AMOUNT OF
TITLE OF EACH CLASS OF                    TO BE       OFFERING PRICE   OFFERING      REGISTRATION
SECURITIES TO BE REGISTERED               REGISTERED  PER UNIT (1)     PRICE         FEE
-------------------------------------------------------------------------------------------------
Deferred Stock Option Gain Obligations    20,000,000           100%    $20,000,000      $6,061
 (2)....................................
Common Stock (3) $1.00 par value........     247,870       $40.34375   $10,000,006      $3,031
Preferred Share (4) Purchase Rights.....     247,870           (4)           (4)          $100
=================================================================================================

(1) Estimated solely for purposes of computing the registration fee. Pursuant to Rule 457(h), the Proposed Maximum Offering Price Per Share is based upon the average of the high and low prices for the Company's Common Stock on the composite tape for the New York Stock Exchange on October 22, 1997.

(2) The Deferred Stock Option Gain Obligations are unsecured general obligations of Avery Dennison Corporation to pay deferred compensation in accordance with the terms of the Avery Dennison Corporation Capital Accumulation Plan.

(3) Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Avery Dennison Corporation Capital Accumulation Plan.

(4) Preferred Share Purchase Rights ("Rights") are attached to and trade with Common Stock of the Company. The value attributable to such Rights, if any, is reflected in the market price of the Common Stock. Fee paid represents the minimum statutory fee pursuant to Section 6(b) of the Securities Act of 1933.

================================================================================

                                    PART I

Item 1.  Plan Information

  Not required to be filed with this Registration Statement.


Item 2.  Registrant Information and Employee Plan Annual Information

  Not required to be filed with this Registration Statement.


                                    PART II

Item 3.  Incorporation of Documents by Reference

  The following documents filed with the Commission by Avery Dennison Corporation, a Delaware corporation (the "Company" or the "Registrant"), are incorporated as of their respective dates in this Registration Statement by reference:

  A. The Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1996; and

  B. All other reports filed by the Company pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934 since December 28, 1996.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this registration statement and are a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.  Description of Securities

  The Avery Dennison Corporation Capital Accumulation Plan (the "Plan") provides non-employee Directors of the Company and selected management employees (together, the "Participants") with an opportunity to defer a portion of their nonqualified stock option ("Option") gain and accumulate tax-deferred earnings (or losses) thereon. To execute this transaction, Participants can make an irrevocable election at least six months prior to exercise of the Option to defer the receipt of the stock option gain for a specified period of time. Participants then use a stock-for-stock exercise and tender "mature" shares (that is, shares held at least six months) to the Company that have a fair market value equal to the aggregate exercise price of the Options that are exercised. Participants' accounts are denominated in Company stock or other investments. The Company has established the Trust Under Avery Dennison Corporation Capital Accumulation Plan (the "Trust") as an irrevocable grantor trust to provide benefits to the Participants under the Plan. Participant rights created under the Plan and the Trust are mere unsecured contractual rights of the Participants and their beneficiaries against the Company. Trust assets remain subject to the claims of the Company's general creditors in the event of the Company's insolvency.

  The amount of gain to be deferred by each Participant is based on elections by the Participant in accordance with the terms of the Plan, and the payment obligations under the Plan (the "Obligations") will become due on retirement, death or, in the case of employee Participants, other termination of employment in the form and on the date or dates determined in accordance with the provisions of the Plan. The Obligations will be indexed to one or more investment alternatives which may be elected by each Participant from a range of such alternatives (each of which currently includes a minimum election of 25% of the Obligations indexed to the Company's Common Stock, which minimum can be reduced by the committee appointed to administer the Plan), and the amount of the Obligations payable to each Participant will increase or decrease based on the investment returns of the elected alternatives. Under the Plan, there will be two deferral accounts for each Participant, a diversified account and a stock account.

  Participant deferrals under the Plan are unfunded obligations. The Obligations cannot be assigned, transferred, pledged or otherwise encumbered by the Participants, except that each Participant may designate one or more beneficiaries to receive benefits upon the Participant's death.

  Stock and non-stock dividend distributions with respect to the Common Stock in a Participant's stock account will be credited to the Participant's stock account in the form of additional shares of the Company's Common Stock. When a benefits are paid under the Plan, the amount attributable to a Participant's stock account will be distributed in the form of the Company's Common Stock.

  The total amount of securities being registered pursuant to this Registration Statement is $30 million, up to $10 million of which may be in the form of the Company's Common Stock, and the remainder of which is designated as deferred stock option gain obligations that may be indexed to investment alternatives other than the Company's Common Stock.

  The Company reserves the right to amend or partially or completely terminate the Plan, provided that such amendment or termination does not result in any reduction of a Participant's account balance, including previous earnings or losses, as of the date of such amendment or termination.


Item 5.  Interests of Named Experts and Counsel

  Not applicable.


Item 6.  Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law provides that a corporation shall have the power, and in some cases is required, to indemnify an agent, including an officer or director, who was or is a party or is threatened to be made a party to any proceedings, against certain expenses, judgments, fines, settlements and other amounts under certain circumstances. Article VI of the Registrant's Bylaws requires indemnification of the Registrant's officers and directors to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant maintains insurance covering certain liabilities of the directors and officers of the Registrant and its subsidiaries. The Registrant has also entered into contractual arrangements with its directors and officers pursuant to which such persons may be entitled to indemnity from the Registrant against certain liabilities arising from the discharge of their duties in such capacities.


Item 7.  Exemption from Registration Claimed

  Not applicable.


Item 8.  Exhibits

  4.1    Avery Dennison Corporation Capital Accumulation Plan

  4.2    Trust Under Avery Dennison Corporation Capital Accumulation Plan

  5.1    Opinion of Latham & Watkins.

  23.1   Consent of Coopers & Lybrand.

  23.2   Consent of Latham & Watkins (included in Exhibit 5.1).

  24 Power of Attorney (included in the signature page of this Registration Statement).

Item 9.  Undertakings

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on this 23rd day of October, 1997.

                          AVERY DENNISON CORPORATION

                          By: /s/ THOMAS E. MILLER
                              ----------------------------------
                                  Thomas E. Miller
                              Interim Chief Financial Officer
                              Vice President and Controller



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Charles D. Miller, Philip M. Neal and Thomas E. Miller, or any of them, as attorney-in-fact, with full power of substitution, to sign on his or her behalf, individually and in such capacity stated below, and to file any amendments, including post-effective amendments or supplements, to this Registration Statement.

      SIGNATURE                                    TITLE                    DATE
      ---------                                    -----                    ----
/s/ CHARLES D. MILLER                        Chairman and Chief        October 23, 1997
-------------------------------------
Charles D. Miller  Executive Officer;
                   Director

/s/ PHILIP M. NEAL                           President and Chief       October 23, 1997
-------------------------------------
Philip M. Neal     Operating Officer;
                   Director

/s/ THOMAS E. MILLER                         Interim Chief Financial   October 23, 1997
-------------------------------------
Thomas E. Miller   Officer, Vice President
                   and Controller
                   (Principal Financial and
                   Accounting Officer)

      SIGNATURE   TITLE                                                            DATE
      ---------   -----                                                            ----
/s/ DWIGHT L. ALLISON, JR.                   Director                  October 23, 1997
-----------------------------------
Dwight L. Allison, Jr.


/s/ JOHN C. ARGUE                            Director                  October 23, 1997
-----------------------------------
John C. Argue


/s/ JOAN T. BOK                              Director                  October 23, 1997
-----------------------------------
Joan T. Bok


/s/ FRANK V. CAHOUET                         Director                  October 23, 1997
-----------------------------------
Frank V. Cahouet


/s/ RICHARD M. FERRY                         Director                  October 23, 1997
-----------------------------------
Richard M. Ferry


/s/ PETER W. MULLIN                          Director                  October 23, 1997
-----------------------------------
Peter W. Mullin


/s/ SIDNEY R. PETERSEN                       Director                  October 23, 1997
-----------------------------------
Sidney R. Petersen


/s/ JOHN B. SLAUGHTER                        Director                  October 23, 1997
-----------------------------------
John B. Slaughter

                                      S-2